Exhibit 99.3

FIFTH & PACIFIC COMPANIES, INC.

$220,000,000 Aggregate Principal Amount of its 10.5% Senior Secured Notes Due 2019

For Any and All of its Outstanding 10.5% Senior Secured Notes Due 2019, which were issued April 7, 2011

And

$152,000,000 Aggregate Principal Amount of its 10.5% Senior Secured Notes Due 2019

For Any and All of its Outstanding 10.5% Senior Secured Notes Due 2019, which were issued June 8, 2012

THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M.,

NEW YORK CITY TIME, AT THE END OF              , 2013 UNLESS EXTENDED.

To Our Clients:

Enclosed for your consideration is a Prospectus dated                  , 2013 (the “Prospectus”) and a Letter of Transmittal (which together constitute the “Exchange Offer”) relating to the offer by Fifth & Pacific Companies, Inc. (the “Issuer”) to exchange its 10.5% Senior Secured Notes due 2019 (the “2011 Initial Notes”) for a corresponding and equal aggregate principal amount of new 10.5% Senior Secured Notes due 2019  (the “ 2011 Exchange Notes”) which have been registered under the Securities Act of 1933, as amended (the “Securities Act”) and its additional 10.5% Senior Secured Notes due 2019 (the “2012 Initial Notes, and together with the 2011 Initial Notes, the “Initial Notes”) for a corresponding and equal aggregate principal amount of new 10.5% Senior Secured Notes due 2019 (the “2012 Exchange Notes,” and together with the 2011 Exchange Notes, the “Exchange Notes”)  which have been registered under the Securities Act. As set forth in the Prospectus, the terms of the Exchange Notes are identical in all material respects to the corresponding Initial Notes, except that the Exchange Notes have been registered under the Securities Act, and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for the payment of additional interest to the holders of the Initial Notes under certain circumstances relating to two Registration Rights Agreements, the first dated April 7, 2011, by and among  Liz Claiborne, Inc., the guarantors party thereto, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the initial purchasers of the 10.5% Senior Secured Notes due 2019, and the second dated June 8, 2012, by and among Fifth and Pacific Companies, Inc., the guarantors party thereto, and Merrill Lynch, Pierce, Fenner & Smith Incorporated, as representative of the initial purchasers  of the 10.5% Senior Secured Notes due 2019 (together, the “Registration Rights Agreements”).

The enclosed material is being forwarded to you as the beneficial owner of Initial Notes carried by us for your account or benefit but not registered in your name. An exchange of any Initial Notes may only be made by us as the registered Holder and pursuant to your instructions. Therefore, we urge beneficial owners of Initial Notes registered in the name of a broker, dealer, commercial bank, trust company or other nominee to contact such Holder promptly if they wish to exchange Initial Notes in the Exchange Offer.

Accordingly, we request instructions as to whether you wish us to exchange any or all such Initial Notes held by us for your account or benefit, pursuant to the terms and conditions set forth in the Prospectus and Letter of Transmittal. We urge you to read carefully the Prospectus and Letter of Transmittal before instructing us to exchange your Initial Notes.

Your instructions to us should be forwarded as promptly as possible in order to permit us to exchange Initial Notes on your behalf in accordance with the provisions of the Exchange Offer. The Exchange Offer expires at 5:00 p.m., New York City time, at the end of              , 2013, unless extended. The term “Expiration Date” shall mean 5:00 p.m., New York City time, at the end of              , 2013, unless the Exchange Offer is extended as provided in the Prospectus, in which case the term “Expiration Date” shall mean the latest date and time to which the Exchange Offer is extended. A tender of Initial Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date.

Your attention is directed to the following:

1.     The Issuer will issue a like principal amount of Exchange Notes in exchange for the principal amount of corresponding Initial Notes surrendered pursuant to the Exchange Offer, of which $372,000,000 aggregate principal amount of Initial Notes was outstanding as of the date of the Prospectus. The terms of the Exchange Notes are identical in all respects to the corresponding Initial Notes, except that the Exchange Notes have been registered under the Securities Act, and therefore will not bear legends restricting their transfer and will not contain certain provisions providing for the payment of additional interest to the holders of the Initial Notes under certain circumstances relating to the Registration Rights Agreements.

2.     THE EXCHANGE OFFER IS SUBJECT TO CERTAIN CUSTOMARY CONDITIONS. SEE “THE EXCHANGE OFFER—CONDITIONS TO THE EXCHANGE OFFER” IN THE PROSPECTUS.

3.     The Exchange Offer and withdrawal rights will expire at 5:00 p.m., New York City time, at the end of                , 2013, unless extended.

4.     The Issuer has agreed to pay the expenses of the Exchange Offer.

5.     Any transfer taxes incident to the transfer of Initial Notes from the tendering Holder to us will be paid by the Issuer, except as provided in the Prospectus and the Letter of Transmittal.

The Exchange Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Initial Notes residing in any jurisdiction in which the making of the Exchange Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction.

If you wish us to tender any or all of your Initial Notes held by us for your account or benefit, please so instruct us by completing, executing and returning to us the attached instruction form. The accompanying Letter of Transmittal is furnished to you for informational purposes only and may not be used by you to exchange Initial Notes held by us and registered in our name for your account or benefit.

INSTRUCTIONS

The undersigned acknowledge(s) receipt of your letter and the enclosed material referred to therein relating to the Exchange Offer of Fifth & Pacific Companies, Inc.

This will instruct you to tender for exchange the aggregate principal amount of Initial Notes indicated below (or, if no aggregate principal amount is indicated below, all Initial Notes) held by you for the account or benefit of the undersigned, pursuant to the terms of and conditions set forth in the Prospectus and the Letter of Transmittal.

Aggregate Principal Amount of 10.5% Senior Secured Notes Due 2019, issued on April 7, 2011, to be tendered for exchange:

$

Aggregate Principal Amount of 10.5% Senior Secured Notes Due 2019, issued on June 8, 2012, to be tendered for exchange:

$

* I (we) understand that if I (we) sign this instruction form without indicating an aggregate principal amount of Initial Notes in the space above, all Initial Notes held by you for my (our) account will be tendered for exchange.

Signature(s)

Capacity (full title), if signing in a fiduciary or representative capacity

Name(s) and address, including zip code

Date:

Area Code and Telephone Number

Taxpayer Identification or Social Security No.